Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President - Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Announces Election of New Director

CHARLOTTE, N.C., October 30, 2018 -- EnPro Industries, Inc. (NYSE: NPO) announced today that Adele Gulfo has been elected to the company’s Board of Directors. Ms. Gulfo is Chief of Commercial Development of Roivant Sciences Ltd., a firm focused on rapidly developing innovative medicines through a novel form of industrial organization.

Prior to joining Roivant Sciences in May 2018, Ms. Gulfo served as Executive Vice President and Head of Global Commercial Development for Mylan N.V., having previously served as Mylan’s Chief Strategy Officer. Before joining Mylan, Ms. Gulfo served as the President and General Manager, Latin America of Pfizer Inc., covering operations in 24 countries, and before that as President and General Manager of the U.S. primary care business unit of Pfizer, and Country Chair for all US Biopharmaceuticals Operations. Prior to joining Pfizer, she held several executive positions at AstraZeneca Pharmaceuticals, including Vice President of Business Development and Healthcare Innovation. Before joining AstraZeneca, Ms. Gulfo held a number of management positions with Warner-Lambert (which later merged with Pfizer), and as the Senior Director, Cardiovascular Marketing for that company implemented the marketing campaigns that established Lipitor as the market leader within two years of launch. Ms. Gulfo holds a B.S. in Biology from Seton Hall University and an M.B.A. in Marketing from Fairleigh Dickinson University and has been awarded a number of patents. She also serves on the board of directors and member of the Audit Committee of Bemis Company, Inc (NYSE:BMS).

“We welcome Adele to the EnPro board,” said David Hauser, chairman of the board of EnPro Industries. “She has proven herself an astute leader, capable of driving dramatic and sustained growth in an environment of significant competition. She brings to us deep experience in global markets and the pharmaceutical industry and knowledge of transforming commercial operations, maximizing efficiency and significantly increasing employee engagement. We elected Adele to our board after a broad search of potential candidates, and we are confident her membership will serve our company, our employees and our shareholders well.”

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.